Exhibit 99.2

ITRON AND SOUTHERN CALIFORNIA EDISON AGREEMENT FAQ

Answers to Common Questions Regarding the SCE Agreement

Date:  December 20, 2007

1.	What is the value of the agreement?
The value of the agreement is about $480 million if SCE completes its full deployment and purchases 80% of the meters from Itron.  SCE is not required to purchase these quantities, however, and has stated that purchases will be largely dependent upon the performance of Itron and the OpenWay system.  Because the full deployment is not expected to begin until January 1, 2009, no orders of equipment were included as part of the initial purchase order.

2.	Will you book the entire agreement and put it into backlog?
Because the agreement with SCE does not guarantee a volume of meters we will not book the entire agreement.  The initial purchase order we received is for software license development, maintenance and professional services. We will book equipment orders and add to backlog as we receive firm purchase orders from SCE.  We expect SCE to issue firm purchase orders for equipment on a periodic basis during deployment.

3.	What is the term of the agreement?
The term of the agreement is 20 years.  The meter deployment period is expected to last four years beginning in 2009 through 2012.

4.	Is the agreement cancellable for convenience?
Yes, the agreement may be cancelled by SCE for its convenience.  Itron does not expect that SCE will exercise its right to terminate for convenience.

5.	Is the agreement subject to California Public Utility Commission (CPUC) approval?
The Edison SmartConnect™ program is subject to approval by the CPUC.  SCE filed an application with the CPUC on July 31, 2007 seeking authority to deploy Edison SmartConnect™.  The agreement is contingent upon approval of the Edison SmartConnect™ application, expected in summer 2008.   If the application is not approved by the CPUC, then Itron expects that SCE would exercise its termination for convenience right under the Agreement.

6.	Will SCE split the meter and communication orders?
SCE is currently planning on contracting with an alternate meter supplier and Itron has agreed to cooperate with SCE in its efforts to assure that an alternative meter can be used with the Itron-provided communication system.  We expect to receive orders for all of the communication system and potentially 80% of the meters as we have structured the agreement so it should be beneficial for SCE to order a minimum of 80% of its meters from Itron.

7.	What other meter vendor have you agreed to put your communication technology on?
We have agreed that we will provide our communication technology to any vendor selected by SCE as its alternative meter provider.  The technology may be provided either with a license of the technology or a communications card or chip that will allow the alternative meter to communicate with Itron’s communication system.  SCE will be releasing an RFP for a second meter supplier in January 2008, and Itron is committed to working with the selected alternate supplier.

8.	How will revenue be recognized?
Based on a preliminary assessment of the contract terms and revenue recognition guidance, we expect that we will recognize revenue as products and services are delivered.  This methodology would closely reflect the progressive installation of the OpenWay AMI network.

9.	What components are included in the agreement?
Itron will be providing meters, communication equipment, software and services as part of the agreement.  We will also offer maintenance services, trouble shooting, and sales of additional equipment for the term of the agreement.

10.	Is the gross margin on this agreement lower than other AMR projects?
We do not report gross margins by contract; however, we would expect this contract to have gross margins similar to the rest of our Itron North America business once we begin full deployment.

11.	There are several utilities that have been public about their AMI deployment plans. Are they each on track with timing?
As we have previously stated, AMI projects involve significant capital expenditures by the utility.  Those decisions require extensive planning involving many employees, vendors and regulatory agencies.  Each utility has its own schedule for investigating, testing, and seeking regulatory approvals for their AMI project.  We are generally restricted by confidentiality agreements from discussing specific projects but have been advised that CenterPoint Energy, who had expected to make a filing with the Public Utility Commission of Texas before the end of the year, does not expect to file with the commission until 2008.